                                 EXHIBIT 11
                                 ----------

                       COMPUTATION OF EARNINGS PER SHARE

                                             Three Months Ended June 30,
                                                 1996              1995
                                                 ----              ----
(Amounts in thousands, except per share data)

PRIMARY
  Average shares outstanding                    21,743            12,652
  Net effect of dilutive stock options-
    based on the treasury stock method
    using average market price                     331                77
                                               -------           -------
                             TOTAL              22,074            12,729
                                               =======           =======

Net income                                     $ 3,073           $   719
                                               =======           =======

Per share amount                                   .14               .06
                                               =======           =======

FULLY DILUTED
  Average shares outstanding                    21,743            12,652
  Net effect of dilutive stock options-
     based on the treasury stock method using
     the period-end market price, if higher
     than the average market price                 377                86
                                               -------           -------
                             TOTAL              22,120            12,738
                                               =======           =======

Net Income                                     $ 3,073           $   719
                                               =======           =======

Per Share Amount                                   .14               .06
                                               =======           =======

                       COMPUTATION OF EARNINGS PER SHARE

                                               Six Months Ended June 30,
                                                  1996              1995
                                                  ----              ----
(Amounts in thousands, except per share data)

PRIMARY
  Average shares outstanding                    21,555            11,860
  Net effect of dilutive stock options-
    based on the treasury stock method
    using average market price                     310               56
                                               -------           -------
                             TOTAL              21,865            11,916
                                               =======           =======

Net income                                     $ 5,183           $ 1,279
                                               =======           =======

Per share amount                                   .24               .11
                                               =======           =======

FULLY DILUTED
  Average shares outstanding                    21,555           11,860
  Net effect of dilutive stock options-
     based on the treasury stock method using
     the period-end market price, if higher
     than the average market price                 405                63
                                               -------           -------
                             TOTAL              21,960            11,923
                                               =======           =======

Net Income                                     $ 5,183           $ 1,279
                                               =======           =======

Per Share Amount                                   .24               .11
                                               =======           =======